                                                                  Exhibit (h)(5)

                            STRUCTURING FEE AGREEMENT

                                                February 24, 2004

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

      Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among ING Clarion Global Real Estate Income Fund (the "Fund"), ING Clarion Real Estate Securities, L.P. (the "Sponsor") and each of the Underwriters named therein, with respect to the issue and sale of the Fund's Common Shares, as described therein. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

      1. Structuring Fee. In consideration of your services in offering advice to the Sponsor relating to the structure and design of the Fund, as well as financial advisory services with respect to the organization of the Fund and the suitability and marketability of its securities, the Sponsor shall pay a structuring fee to you in the aggregate amount of $____________ (the "Structuring Fee"). The Structuring Fee shall be paid simultaneously with the delivery of and payment for the Common Shares and shall be made by wire transfer to the order of Citigroup Global Markets Inc.

      2. Term. This Structuring Fee Agreement shall terminate upon the payment of the structuring fee, as specified in Section 1 hereof and the termination of the Underwriting Agreement without the Common Shares having been delivered and paid for.

      3. Indemnification. The Sponsor agrees that Citigroup Global Markets Inc. shall have no liability to it or the Trust for any act or omission to act by it in the course of its performance under this Structuring Fee Agreement the absence of gross negligence or willful misconduct on the part of Citigroup Global Markets Inc.

      4. Not an Investment Adviser. The Sponsor acknowledges that you are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of you, and you are not agreeing hereby, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities by the Fund or (ii) render any opinions or valuations as to any securities considered for purchase by the Fund or recommendations of any kind regarding the performance of similar services.

      5. Not Exclusive. Nothing herein shall be construed as prohibiting you or your affiliates from acting as an underwriter or financial adviser or in any other capacity for any other persons (including other registered investment companies or other investment managers).

      6. Assignment. This Structuring Fee Agreement may not be assigned by any party without prior written consent of the other party.

      7. Amendment; Waiver. No provision of this Structuring Fee Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

      8. Governing Law. This Structuring Fee Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      9. Counterparts. This Structuring Fee Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of the Structuring Fee Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

      This Agreement shall be effective as of the date first written above.

                                  [END OF TEXT]

                                        ING CLARION REAL ESTATE SECURITIES, L.P.


                                        By: ______________________________
                                            Name:
                                            Title:

Agreed and Accepted:

CITIGROUP GLOBAL MARKETS INC.


By:_______________________________
   Name:
   Title: